Prospect Capital Announces 12th Consecutive Quarterly Dividend Increase, Representing a 10% Current Yield, With September 17th as Ex-Dividend Date

NEW YORK, NY -- 09/06/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has declared a first fiscal quarter (for the fiscal year ending June 30, 2008) dividend of $0.3925 per share.

This dividend marks the twelfth consecutive quarterly increase. The dividend now represents an approximately 10% current yield.

The ex-dividend date is Monday, September 17, 2007.

The record date is Wednesday, September 19, 2007, and the payment date is Friday, September 28, 2007.

Dividend History

Dividend Per Share      Quarter Ended
------------------      -------------
$0.3925                 September 30, 2007
$0.39                   June 30, 2007
$0.3875                 March 31, 2007
$0.385                  December 31, 2006
$0.38                   September 30, 2006
$0.34                   June 30, 2006
$0.30                   March 31, 2006
$0.28                   December 31, 2005
$0.20                   September 30, 2005
$0.15                   June 30, 2005
$0.125                  March 31, 2005
$0.10                   December 31, 2004

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577